Exhibit 99.1

August 31, 2017

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to again declare a quarterly dividend of $0.06 per share of outstanding common stock of Business First Bancshares, Inc. The board made this decision after reviewing, among other things, our financial performance for the quarter ended June 30, 2017, together with our historical financial performance and trends. The dividend is payable on August 31, 2017, to shareholders of record at the close of business on August 15, 2017. It is our sixth consecutive quarterly dividend and our forty-first consecutive quarter of profitability.

Quarterly Highlights

A few highlights from the quarter and year to date are included below. You may also find more detailed financial data in our Quarterly Report on Form 10-Q which is on file with the Securities and Exchange Commission and posted on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	June 30, 2017	December 31, 2016	June 30, 2016

Total Assets	$1,169,086	$1,105,841	$1,174,142
Loans	$874,673	$811,131	$797,850
Deposits	$972,016	$932,795	$998,658

Book Value per share	$17.14	$16.42	$16.50

Net Income	$2,052	$1,486	$841
Earnings per share - basic	$0.30	$0.21	$0.12

As the table above illustrates, 2017 has been a year of consistent growth, a trend that contributed to the quarter ending June 30, 2017 being the most profitable in our company’s brief history. Net income for the quarter was $2,052,000, or $0.30 per share. There is a material amount of noise in the comparison between the quarter ending June 30, 2017 and that ending June 30, 2016, but once all the non-recurring revenue and expenses are stripped out, it equates to a roughly 17% increase in year-over-year core earnings for the quarter. This improvement is primarily a reflection of our growing into our cost structure, as operating expenses remained flat, and our finishing the quarter with almost $80,000,000 of additional loan growth when compared to the same period last year. As the above table illustrates, over the first half of 2017, assets increased $63,245,000, or 5.7%, gross loans grew $63,542,000, or 7.8%, and deposits grew $39,221,000, or 4.2%. It has been an energetic, positive year thus far and we are just as excited about our core prospects in the second half.

Next Steps

In my last shareholder letter, I mentioned we were in the planning stages of expansion into the Dallas-Fort Worth metroplex as our first venture across state lines. I am pleased to report that we opened a Loan Production Office and hired our Dallas market president, Chris Shaw, during the second quarter. Chris has over fifteen years of experience banking in the DFW area, including management experience at three larger institutions. He has hit the ground running, already bringing over several important relationships to the bank, and he is in the process of building out the remainder of our DFW team.

Over the next few months, we plan to roll our existing loan production office into a banking center to be located in Addison, Texas. Addison is on the George W. Bush Toll Road just north of its intersection with the 365 Loop, an area you may be familiar with as the home of the Galleria. Our strategy is to focus our efforts in the higher growth “sub-market” cities that make up the DFW metroplex, with a continued emphasis on Commercial & Industrial-focused companies and personal banking for their owners and executives, as well as our “branch-lite” model of facility expansion.

As I re-iterated in that last quarterly letter, we remain committed to Louisiana’s business community but will also continue to seek to diversify our credit and production exposure as we are able to attract talented, relationship-oriented bankers. Our intent is to be the region’s leading business-focused community bank, and we believe entrance into the DFW market is a significant move in that direction.

Shareholder Voting

You should have received or will shortly receive notice of a special shareholder meeting to be held in September and an associated request for a vote to update our articles of incorporation on a number of fronts. In particular, the proposed amendment to our articles of incorporation increases the number of shares of capital stock that can be issued by our company, which gives our board the ability to issue additional shares for the purpose of raising additional capital to support our continued organic growth, to facilitate an acquisition, or for other general business purposes. In addition, the proposed changes also include a number of shareholder-friendly best practices concerning, among other things, voting thresholds and the election of directors, and generally bring our governing documents in line with best industry practices. The board regularly reviews our company’s strategic direction and I ask you to take the time to return your proxy as soon as practicable to ensure that we remain well-positioned to take advantage of opportunities that may arise from time to time in the future. As you know from your business experience, timing is often the most important element of an investment decision, and we, like you, want to be prepared to strike while the iron is hot!

Finally, please keep our bankers in mind as you make decisions about your own banking needs. We have 215 talented bankers prepared to serve you personally, whether it be commercial banking (lending and treasury management), personal banking, or wealth management solutions. We offer competitive rates on deposits and have invested in the technology that allows us to serve you when and where you need service. As interested shareholders, I know you look for ways to help grow the value of your investment in Business First and the number one way to do that is to give YOUR bank the chance to compete for YOUR business.

Thank you once again for your support and your investment and please feel free to contact me if I can be of service,

Jude Melville

President and Chief Executive Officer

Cautionary note regarding forward-looking statements: This letter contains forward-looking statements in which Business First Bancshares, Inc. (Business First) discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projection or expectations relating to loan and deposit volumes and expansion efforts and results. The words “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions are intended to identify those assertions as forward looking statements.

Business First cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Business First’s actual results to differ materially from those anticipated in the forward-looking statement include the ability to sustain and continue our organic loan and deposit growth, market declines in industries to which we have exposure, changes in interest rates and market prices, changes in the levels of loan prepayments, deteriorating asset quality and higher loan charge-offs, and changes in the availability of funds.

Investors are cautioned that some of the assumptions upon which Business First's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example interest rates, which Business First cannot control. Further, Business First may make changes to its business plans that could affect its results. Business First cautions investors that it undertakes no obligation to update any forward-looking statements.